FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
April 26, 2013		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES UNAUDITED
FIRST QUARTER 2013 RESULTS

ANN ARBOR, MI – United Bancorp, Inc. (OTCQB: UBMI) reported consolidated net income of $1.9 million, or $0.13 per share of common stock, for the three months ended March 31, 2013, compared to $842,000, or $0.04 per share of common stock, for the same period of 2012. The higher levels of net income in the first quarter of 2013 resulted from 24.5% growth of noninterest income and reduced levels of provision for loan losses. Provision for loan losses of $1.0 million in the first quarter of 2013 compared to $2.1 million in the first quarter of 2012.

Highlights of the first quarter of 2013 included:

•	Continued improving trends in profitability, with core earnings up 18% over the first quarter of 2012
•	Return on average assets was 0.87% and return on average shareholders' equity was 8.07%
•	Improving trends in credit quality measures
-	Nonperforming loans decreased 10.6% in the first quarter of 2013 and 42.3% over the last twelve months
-	Allowance for loan losses/nonperformi-ng loans at 147.9%
-	Allowance for loan losses/portfolio loans at 3.69%
-	Nonperforming assets were 1.95% of total assets at March 31, 2013, the lowest level since the third quarter of 2007
•	Continued favorable trend in loan growth
-	$13 million (2.3%) increase in the first quarter of 2013
-	$25 million (4.3%) increase in the last twelve months
•	Record level of noninterest income for the first quarter of 2013, representing 44.8% of combined net interest income and noninterest income
•	Capital ratios remained strong and continued to improve with tangible common equity to total assets of 8.5%

Robert K. Chapman, President and Chief Executive Officer of United Bancorp, Inc. ("United" or the "Company"), noted that the Company's business model is working. At March 31, 2013, total bank assets were $927.2 million, wealth management assets under management were $862.4 million, and mortgage and SBA loans sold and serviced were $895.9 million. The Company's diverse revenue stream from our four business lines – banking, wealth management, mortgage and structured finance – continues to make solid contributions to the Company's profitability, and are also helping to offset the net interest margin compression the Company is experiencing from the historically low interest rate environment today. Core earnings, as measured by pre-tax, pre-provision income, were up 18% in the first quarter of 2013 compared to the same quarter of 2012.

Results of Operations

Overview
Consolidated net income of $1.9 million in the first quarter of 2013 was up from $842,000 in the first quarter of 2012, primarily as the result of increased levels of noninterest income and reduced amounts in the Company's provision for loan losses. The Company's combined net interest income and noninterest income was up 7.2% in the first quarter of 2013 compared to the same period of 2012, while noninterest expenses increased by 3.5% in the same period. Return on average assets ("ROA") was 0.87% and 0.38%, respectively, for the first three months of 2013 and 2012. Return on average shareholders' equity ("ROE") was 8.07% for the first quarter of 2013, up from 3.61%, for the same period of 2012.

Total noninterest income for the quarter ended March 31, 2013 was up 24.5% compared to the same period of 2012. While some categories of noninterest income decreased in the first quarter of 2013 compared to the same period of 2012, large increases in income from loan sales and servicing more than offset the decreases. United's total noninterest expenses were up 3.5% in the first three months of 2013 compared to the same quarter of 2012. The largest dollar increases were in compensation expense, and several categories of noninterest expense declined in the same period.

The Company's provision for loan losses for the first quarter of 2013 was $1.0 million, down from $2.1 million for the same period of 2012. The reduced level of provision for losses is a direct result of United's continuing improvement in its credit quality measures. The Company's net charge-offs of $1.4 million exceeded the Company's provision for loan losses for the quarter ended March 31, 2013, and were primarily associated with loans for which the Company carried specific reserves at December 31, 2012.

Net Interest Income and Net Interest Margin
In the first quarter of 2013, the Company's net interest income of $7.3 million was down 3.7% compared to the same period of 2012. United's net interest margin has declined in recent quarters, as a result of continued downward pressure on both short and long-term interest rates. This margin compression has generally been experienced industry-wide during the recent protracted period of economic uncertainty. United's net interest margin was 3.46% for the three month period ended March 31, 2013, compared to 3.62% for the same period of 2012, and was substantially unchanged from 3.45% for the fourth quarter of 2012.

The Company's mix of assets has evolved over recent quarters, resulting in a slowing of the decline in its yields on earning assets. Portfolio loan growth of $24.6 million in the twelve months ended March 31, 2013 has contributed to this shift in mix. The Company converted its loan production office in Brighton, Michigan to a full-service banking office in the second quarter of 2012, and opened a new loan production office within the City of Monroe, Michigan in July 2012. Both offices have contributed to increased lending activity. In addition, loan volumes within the Bank's existing markets continue to improve modestly.

The Company has held historically high levels of liquidity since 2009. While the additional liquidity contributed to the Company's margin compression during that time period, a shift of a portion of its liquidity from federal funds and equivalents to investment securities in 2012 has slowed United's decline in yields on earning assets. At the same time, the Bank has reduced its average balances of FHLB advances and higher-cost deposits during the twelve months ended March 31, 2013, and continues to fund its growth primarily with core deposits.

Noninterest Income
Noninterest income of $5.9 million for the most recent quarter improved by 24.5% compared to the first quarter of 2012, and was the highest quarterly level ever achieved by the Company. This growth in noninterest income resulted, in part, from increased loan originations, both of residential mortgages and SBA loans. United's proceeds from the sale of loans originated for sale in the first quarter of 2013 was $102.1 million, up 32.4% from the same quarter of 2012. While income from SBA loan sales and servicing comprise less than 30% of the Company's total loan sales and servicing income, it accounted for nearly 2/3 of the total dollar increase compared to the same quarter of 2012.

The diversity in United's revenue stream has resulted in noninterest income that represented 44.8% of the Company's combined net interest income and noninterest income for the three months ended March 31,

2013, compared to 38.6% for the same period of 2012. At the same time, the makeup of that revenue stream varies from year to year, helping to protect the Company against swings within specific categories of net interest income.

Noninterest Expense
Total noninterest expense for the first quarter of 2013 was up 3.5% from the first quarter of 2012, with the largest dollar increases in compensation expense. Expenses related to salaries and employee benefits increased by 17.5% in the first quarter of 2013 compared to the same period of 2012. The increase reflects, in part, continued higher levels of commissions and other compensation costs related to the generation of income from loan sales and servicing. In addition, the Company has increased its staffing levels modestly to accommodate its anticipated future expansion, including expansion into Livingston and Monroe Counties, and modest salary increases were implemented effective April 1, 2012. Expenses in the first quarter of 2013 also included a modest accrual for profit sharing and cash bonuses, reflecting the Company's improved earnings. The Company did not pay or accrue any cash bonus or other payout to executive officers under our bonus plans in 2012.

Advertising and marketing expenses increased by 36.8% in the first quarter of 2013 compared to the same period of 2012. The increase partially reflects the Company's launch of a new branding initiative in the third quarter of 2012. The Company reduced its advertising and marketing expenditures by approximately 50% in 2009 compared to 2008, and remained at reduced levels until the launch of the branding initiative. This branding initiative represents a renewed emphasis on marketing, and the Company expects a continued trend toward more historic spending levels for marketing and advertising expense.

Expenses related to ORE and other foreclosed properties decreased by $765,000 in the first quarter of 2013 compared to the same quarter of 2012. Those expenses included write-downs of the value and losses on the sale of property held as ORE, along with costs to maintain and carry those properties. During the first quarter of 2012, the Company recorded $550,000 of probable incurred expenses relating to residential mortgages previously sold on the secondary market that subsequently defaulted, and no such expense was recorded in the first quarter of 2013.

FDIC insurance premiums declined by 36.9% during the first three months of 2013 compared to the same period of 2012 as a result of lower base charges. Other expenses were up $139,000 during the first quarter of 2013 compared to the same period of 2012. While no category type of expense was responsible for the increase, non-credit losses and higher levels of expenses related to loan origination contributed to this increase.

Balance Sheet

Total consolidated assets of the Company were $927.2 million at March 31, 2013, compared to $907.7 million at December 31, 2012 and $914.5 million at March 31, 2012. Total portfolio loans of $600.1 million increased by $13.4 million, or 2.3%, in the first three months of 2013, and by $24.6 million, or 4.3%, since March 31, 2012.

The Company generally sells its fixed rate long-term residential mortgages on the secondary market, and retains adjustable rate mortgages in its loan portfolio. Loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balance of loans serviced for others at March 31, 2013 was $895.9 million, and has increased by $138.6 million, or 18.4%, in the twelve months ended March 31, 2013.

The Company continues to hold elevated levels of investments, federal funds sold and cash equivalents. United's balances in federal funds sold and other short-term investments were $69.9 million at March 31, 2013, compared to $56.8 million at December 31, 2012 and $96.4 million at March 31, 2012. Securities available for sale of $203.3 million at March 31, 2013 were down $2.9 million from December 31, 2012 levels but have increased by $19.8 million since March 31, 2012.

Total deposits of $804.0 million at March 31, 2013 were up $19.4 million from $784.6 million at December 31, 2012, with all of the growth in interest bearing deposit balances. The majority of the Bank's deposits are derived from core client sources, relating to long-term relationships with local individual, business and public clients. Public clients include local government and municipal bodies, hospitals, universities and other educational institutions. As a result of its strong core funding, the Company's cost of interest-bearing deposits was 0.47% for the first quarter of 2013, down from 0.68% for the same period of 2012.

Asset Quality

The Company continued to achieve significant improvement in its asset quality measures in the first quarter of 2013. Total nonperforming loans have declined by $1.7 million since December 31, 2012, and have declined by $11.0 million since March 31, 2012. Total nonperforming loans as a percent of total portfolio loans were 2.50% at March 31, 2013, down from 2.86% and 4.51% at December 31 and March 31, 2012, respectively, while the ratio of allowance for loan losses to nonperforming loans improved from 81.0% and 134.6%, respectively, at March 31 and December 31, 2012 to 147.9% at March 31, 2013. Loan workout and collection efforts continue with all delinquent clients, in an effort to bring them back to performing status.

The Company's ratio of allowance for loan losses to total loans was 3.69%, and the allowance of $22.2 million at March 31, 2013 represents 400% of annualized first quarter 2013 net charge-offs. Net charge-offs for the most recent quarter were $1.4 million, representing the lowest level since the second quarter of 2008, and averaged approximately $1.6 million per quarter for 2012.

Capital Management

In connection with the termination of its Memorandum of Understanding, the Board of Directors of United Bank & Trust (the "Bank") has resolved that the Bank will maintain a Tier 1 leverage ratio at a level equal to or exceeding 8.5% and that the Bank will not declare or pay any dividend to the Company unless the Board of Directors first determines that the Bank has produced stable earnings. The Bank's Tier 1 leverage ratio was 9.73% at March 31, 2013, after payment of a $1.0 million dividend to the Company in the first quarter of 2013. The Bank is the sole subsidiary of the Company.

The Company currently has outstanding 20,600 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Liquidation Preference Amount $1,000 per share (the "Preferred Shares"). Under the terms of the Preferred Shares, the dividend rate on the shares will increase from 5% to 9% in early 2014. The Company is cautiously evaluating its alternatives regarding a possible partial redemption of Preferred Shares prior to that time.

The Company has begun an effort to build its cash balance at the holding company to provide additional holding company liquidity. The Company's cash balance at the holding company was $6.0 million at March 31, 2013, and the Bank had $6.1 million of retained earnings that could be available to be paid in dividends to the Company at March 31, 2013. The Bank had Tier 1 capital of $11.1 million in excess of the required 8.5% Tier 1 leverage ratio at March 31, 2013. Excess cash at the holding company and retained earnings at the Bank available for dividend to the Company are a possible source of funding for the Company to support a possible partial redemption of the Preferred Shares. The Company does not have any current plans to raise capital through a common stock offering in order to redeem Preferred Shares while its shares of common stock are trading at a significant discount to tangible book value, such as the discount in existence at March 31, 2013.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company's only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company's website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "trend," "continue," "improving," "will," "anticipated," "future," "expect," "resolved" and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in credit quality measures, profitability trends, loan growth trends, anticipated future expansion of the Bank and future levels of marketing and advertising expense. All statements referencing future time periods are forward-looking.

Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold at its carrying value or at all. Our ability to successfully implement new programs and initiatives, increase efficiencies, utilize our deferred tax asset, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in "Item 1A – Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Non-GAAP Financial Information

This press release includes disclosures about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets. These disclosures are non-GAAP financial measures. For additional information about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets, please see the unaudited consolidated financial statements and related footnotes that follow.

Unaudited Consolidated Financial Statements Follow.

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Balance Sheet Data (Unaudited)

Dollars in thousands	Mar. 31,	Dec. 31,	Change this Qtr.		Mar. 31,	12-Month Change
Period-end Balance Sheet	2013	2012	$000%		2012	$000%
Assets
Cash and due from banks	$13,316	$13,769	$(453)	-3.3%	$15,109	$(1,793)	11.9%
Interest bearing bal. with banks	69,942	56,843	13,099	23.0%	96,386	(26,444)	27.4%
Total cash & cash equivalents	83,258	70,612	12,646	17.9%	111,495	(28,237)	25.3%

Securities available for sale	203,251	206,129	(2,878)	-1.4%	183,416	19,835	10.8%
FHLB Stock	2,571	2,571	-	0.0%	2,571	-	0.0%
Loans held for sale	9,630	13,380	(3,750)	-28.0%	11,719	(2,089)	17.8%

Portfolio loans	600,121	586,678	13,443	2.3%	575,508	24,613	4.3%
Allowance for loan losses	22,158	22,543	(385)	-1.7%	21,048	1,110	5.3%
Net loans	577,963	564,135	13,828	2.5%	554,460	23,503	4.2%

Premises and equipment, net	10,455	10,719	(264)	-2.5%	10,756	(301)	-2.8%
Bank owned life insurance	14,340	14,241	99	0.7%	13,923	417	3.0%
Other assets	25,759	25,954	(195)	-0.8%	26,110	(351)	-1.3%
Total Assets	$927,227	$907,741	$19,486	2.1%	$914,450	$12,777	1.4%

Liabilities
Deposits
Non-interest bearing	$152,325	$165,430	$(13,105)	-7.9%	$160,527	$(8,202)	-5.1%
Interest bearing	651,720	619,213	32,507	5.2%	631,970	19,750	3.1%
Total deposits	804,045	784,643	19,402	2.5%	792,497	11,548	1.5%
FHLB advances outstanding	19,999	21,999	(2,000)	-9.1%	24,035	(4,036)	16.8%
Other liabilities	4,182	3,702	480	13.0%	3,653	529	14.5%
Total Liabilities	828,226	810,344	17,882	2.2%	820,185	8,041	1.0%
Shareholders' Equity	99,001	97,397	1,604	1.6%	94,265	4,736	5.0%
Total Liabilities and Equity	$927,227	$907,741	$19,486	2.1%	$914,450	$12,777	1.4%

		Three months ended Mar. 31,
Average Balance Data		2013	2012	% Change
Total loans		$602,711	$585,686	2.9%
Earning assets		865,711	851,836	1.6%
Total assets		907,707	894,346	1.5%
Deposits		786,042	773,977	1.6%
Shareholders' Equity		97,637	93,732	4.2%

Asset Quality
Net charge offs		$1,384	$1,685	-17.8%
Non-accrual loans		14,598	25,958	-43.8%
Non-performing loans		14,978	25,971	-42.3%
Non-performing assets		18,084	29,455	-38.6%
Nonperforming loans/total loans		2.50%	4.51%	-44.7%
Nonperforming assets/total assets		1.95%	3.22%	-39.5%
Allowance for loan loss/total loans		3.69%	3.66%	1.0%
Allowance/nonperforming loans		147.9%	81.0%	82.5%

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Income Statement and Performance Data (Unaudited)

Dollars in thousands except per share data	Three months ended Mar. 31,
Consolidated Income Statement	2013	2012	% Change
Interest Income
Interest and fees on loans	$7,516	$7,926	-5.2%
Interest on investment securities	608	853	-28.7%
Interest on fed funds sold & bank balances	36	54	-33.3%
Total interest income	8,160	8,833	-7.6%

Interest Expense
Interest on deposits	735	1,056	-30.4%
Interest on FHLB advances	137	208	-34.1%
Total interest expense	872	1,264	-31.0%
Net Interest Income	7,288	7,569	-3.7%
Provision for loan losses	1,000	2,100	-52.4%
Net Interest Income After Provision	6,288	5,469	15.0%

Noninterest Income
Service charges on deposit accounts	424	433	-2.1%
Trust & Investment fee income	1,404	1,225	14.6%
Gains on securities transactions	28	4	600.0%
Income from loan sales and servicing	3,052	1,904	60.3%
ATM, debit and credit card fee income	496	507	-2.2%
Income from bank-owned life insurance	99	104	-4.8%
Other income	421	581	-27.5%
Total noninterest income	5,924	4,758	24.5%

Noninterest Expense
Salaries and employee benefits	5,877	5,001	17.5%
Occupancy and equipment expense	1,348	1,318	2.3%
External data processing	372	247	50.6%
Advertising and marketing expenses	264	193	36.8%
Attorney & other professional fees	411	468	-12.2%
Director fees	105	98	7.1%
Expenses relating to ORE property and foreclosed assets	168	933	-82.0%
FDIC Insurance premiums	186	295	-36.9%
Other expense	755	616	22.6%
Total noninterest expense	9,486	9,169	3.5%
Income (Loss) Before Federal Income Tax	2,726	1,058	157.7%
Federal income tax (benefit)	784	216	263.0%
Net Income (Loss)	$1,942	$842	130.6%

Performance Ratios
Return on average assets	0.87%	0.38%	0.49%
Return on average equity	8.07%	3.61%	4.46%
Pre-tax, pre-provision ROA (1)	1.66%	1.42%	0.24%
Net interest margin (FTE)	3.46%	3.62%	-0.17%
Efficiency ratio	71.3%	73.8%	-2.46%

Common Stock Performance
Basic & diluted earnings (loss) per share	$0.13	$0.04	$0.09
Book value per share	$6.17	$5.82	$0.36
Tangible book value per share	6.17	5.82	0.36
Market value per share (2)	5.10	3.35	1.75

United Bancorp, Inc. and Subsidiary
Trends of Selected Consolidated Financial Data (Unaudited)

Dollars in thousands except per share data	2013	2012
Balance Sheet Data	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Period-end:
Portfolio loans	$600,121	$586,678	$591,808	$577,279	$575,508
Total loans	609,751	600,058	603,574	587,628	587,227
Allowance for loan losses	22,158	22,543	22,460	22,097	21,048
Earning assets	885,515	865,505	856,034	839,188	869,231
Total assets	927,227	907,741	898,581	884,152	914,450
Deposits	804,045	784,643	776,025	761,388	792,497
Shareholders' Equity	99,001	97,397	96,836	95,113	94,265
Average:
Total loans	$602,711	$595,726	$595,736	$588,108	$585,686
Earning assets	865,711	861,263	847,743	850,277	851,836
Total assets	907,707	905,321	892,235	888,830	894,346
Deposits	786,042	945,688	766,627	765,490	773,977
Shareholders' Equity	97,637	96,833	95,483	94,414	93,732

Income Statement Summary
Net interest income	$7,288	$7,384	$7,646	$7,566	$7,569
Non-interest income	5,924	5,891	5,564	5,278	4,758
Net revenue	13,212	13,275	13,210	12,844	12,327
Non-interest expense	9,486	9,586	9,300	9,148	9,169
Pre-tax, pre-provision income (1)	3,726	3,689	3,910	3,696	3,158
Provision for loan losses	1,000	1,700	2,000	2,550	2,100
Federal income tax	784	543	520	361	216
Net income (loss)	1,942	1,446	1,390	785	842
Basic & diluted income (loss) per share	$0.13	$0.09	$0.09	$0.04	$0.04

Performance Ratios and Liquidity
Return on average assets	0.87%	0.64%	0.62%	0.36%	0.38%
Return on average common equity	8.07%	5.94%	5.79%	3.35%	3.61%
Pre-tax, pre-provision ROA (1)	1.66%	1.62%	1.74%	1.67%	1.42%
Net interest margin (FTE)	3.46%	3.45%	3.63%	3.62%	3.62%
Efficiency ratio	71.3%	71.7%	69.9%	70.7%	73.8%
Ratio of loans to deposits	74.6%	74.8%	76.3%	75.8%	72.6%

Asset Quality
Net charge offs	$1,384	$1,617	$1,638	$1,501	$1,685
Non-accrual loans	14,598	16,714	20,386	25,634	25,958
Non-performing loans	14,978	16,751	20,792	25,876	25,971
Non-performing assets	18,084	20,163	22,971	29,268	29,455
Nonperforming loans/portfolio loans	2.50%	2.86%	3.51%	4.48%	4.51%
Nonperforming assets/total assets	1.95%	2.22%	2.56%	3.31%	3.22%
Allowance for loan loss/portfolio loans	3.69%	3.84%	3.80%	3.83%	3.66%
Allowance/nonperforming loans	147.9%	134.6%	108.0%	85.4%	81.0%

Market Data for Common Stock
Book value per share	$6.17	$6.05	$6.01	$5.88	$5.82
Market value per share (2)
High	5.99	4.65	4.20	3.55	3.45
Low	4.35	3.91	3.26	3.25	2.49
Period-end	5.10	4.50	4.20	3.40	3.35
Period-end shares outstanding	12,716	12,706	12,706	12,707	12,699
Average shares outstanding	12,709	12,706	12,706	12,701	12,697

Trends of Selected Consolidated Financial Data (continued)

	2013		2012
Capital and Stock Performance	1st Qtr		4th Qtr		3rd Qtr		2nd Qtr		1st Qtr
Tier 1 Leverage Ratio	10.5%		10.2%		10.1%		9.9%		9.8%
Tangible common equity to total assets	8.5%		8.5%		8.5%		8.4%		8.1%
Total capital to risk-weighted assets	16.8%		16.7%		16.4%		16.4%		16.3%
Price/earnings ratio (TTM)	14.6	x	17.3	x	12.7	x	68.0	x	NA
Period-end common stock market price/book value	82.6%		74.3%		69.9%		57.8%		57.6%

(1)
In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company calculates pre-tax, pre-provision income ("PTPP Income") and pre-tax, pre-provision return on average assets ("PTPP ROA"). PTPP Income adjusts net income by the amount of the Company's federal income tax (benefit) and provision for loan losses, which is excluded because its level is elevated and volatile in times of economic stress. PTPP ROA measures PTPP Income as a percent of average assets. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison.

Management believes that PTPP Income and PTPP ROA are useful and consistent measures of the Company's earning capacity, as these financial measures enable investors and others to assess the Company's ability to generate capital to cover credit losses through a credit cycle, particularly in times of economic stress.

(2)	Market value per share is based on the last reported transaction on OTCQB before period end.